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                                                             EXHIBIT 1.A.(13)(e)

PLI 453-98

ENDORSEMENTS

ENDORSEMENT TO THE RIDER FOR LEVEL TERM INSURANCE BENEFIT ON DEPENDENT CHILDREN

The Rider For Level Term Insurance Benefit On Dependent Children states the coverage on a dependent child may be converted to a new contract of life insurance on the date that coverage expires. The purpose of this endorsement is
(a) to provide additional conversion dates on which the coverage on a dependent child may be converted to a new contract of life insurance and (b) grant a premium credit on any conversion of a dependent child's coverage.

Additional Conversion Dates

Each dependent child may convert his or her coverage under this rider to a new contract of life insurance on each contract anniversary immediately following his or her 18th and 22nd birthdays that occur before that child's coverage ends if we have a written application for the new contract on or before those contract anniversaries. The date of the new contract will be the day after the date the insurance on the dependent child is converted. If a dependent child's coverage is converted on an Additional Conversion Date, that child's coverage will end at the end of the day before the contract date of the new contract.

All other conditions and contract specifications stated in the above mentioned rider also apply to the Additional Conversion Dates.

Changes

On the Additional Conversion Dates, a dependent child may be able to obtain a new contract of life insurance other than in accordance with the requirements we state in this form. But this kind of change may be made only if we consent, and will be subject to conditions and charges that are then determined.

Premium Credit

When the insurance on a dependent child is converted (on the date the coverage expires or on an Additional Conversion Date), we will allow a premium credit on the first premium for the new contract. The credit is equal to the lesser of $1.00 for each full $1,000 of the term insurance under this benefit and $1.00 for each full $1,000 of the new contract's basic amount of insurance.


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